Exhibit 99.1

Delphi Reports First Quarter 2012 Financial Results;
Raises Full-Year 2012 EPS Guidance

Highlights include:

  First quarter net income of $342 million compared with $291 million in Q1 2011
  First quarter diluted earnings per share of $1.04 compared with $0.42 in Q1 2011
  First quarter EBITDA and EBITDA margin of $578 million and 14.1%, compared with $529 million and 13.2% in Q1 2011
  First quarter revenue of $4.1 billion, up 2.4% over Q1 2011; up 4.7% adjusted for currency and commodity impacts
  Full year 2012 revenue guidance reaffirmed; earnings per share guidance raised to $3.63 to $3.85

TROY, Mich.--(BUSINESS WIRE)--April 24, 2012--Delphi Automotive (NYSE: DLPH), a leading global vehicle components manufacturer providing electrical and electronic, powertrain, safety and thermal technology solutions to the global automotive and commercial vehicle markets, today reported first quarter 2012 revenues of $4.1 billion, an increase of 2.4% over the prior year period. Adjusted for unfavorable currency and commodity impacts, revenue increased 4.7% in the first quarter. The Company reported first quarter net income of $342 million and diluted earnings per share of $1.04, compared to $291 million and $0.42 per diluted share in the prior year period.

“I’m really pleased with an outstanding first quarter. We achieved record EBITDA margins of 14.1 percent and above market growth,” said Rodney O’Neal, chief executive officer and president. “We have and will continue to build a robust pipeline of advanced technologies that will allow us to capitalize on our strengths in the safe, green and connected space.”

First Quarter 2012 Results

The Company reported first quarter 2012 revenue of $4.1 billion, an increase of 4.7% over the first quarter of 2011, adjusting for fluctuations in currency exchange rates and commodity movements. The increase in adjusted revenue reflects growth of 12% in Asia, 6% in North America, and 4% in Europe. Revenue in South America was down 11% as a result of reduced vehicle production.

First quarter net income totaled $342 million, or $1.04 per diluted share, compared to net income of $291 million, or $0.42 per diluted share, in the prior year period (refer to footnote 2 for determination of weighted average shares outstanding and earnings per share calculations).

First quarter earnings before depreciation and amortization, interest expense, other income/expense, income tax expense, and equity income (“EBITDA”) was $578 million, compared to $529 million in the prior year period, an increase of 9.3%. EBITDA margin was 14.1% in the first quarter of 2012, compared to 13.2% in the prior year period. The improvement in EBITDA reflects the contribution margin from increased revenue, continued efficiencies resulting from operational improvements, and the absence of non-recurring items, including a commercial settlement charge, in the prior year period. Partially offsetting these improvements were unfavorable currency and commodity movements, lower sales and earnings in our Thermal business segment primarily reflecting the softness in South American production volumes, and $29 million of increased expense resulting from the variable accounting impacts related to the Company’s 2010 Long-Term Incentive Plan.

Interest expense for the first quarter totaled $35 million, compared to $6 million in 2011, reflecting the debt financing incurred at the end of the first quarter of 2011 to redeem the ownership interests previously held by General Motors Company and the Pension Benefit Guaranty Corporation.

Tax expense for the first quarter was $77 million, resulting in an effective tax rate of approximately 18%, compared to $116 million, or an effective rate of 28%, in the prior year period. The improvement in 2012 primarily reflects the impacts of the geographic mix of pretax earnings, tax planning initiatives, and the reduction of withholding taxes.

In the first quarter of 2012, the Company generated net cash flow from operating activities of $293 million, as compared to $156 million in the prior year period, reflecting the increase in net earnings and lower investment in working capital. Cash flow before financing totaled $53 million compared to $39 million in the prior year period.

As of March 31, 2012, the Company had cash and cash equivalents of $1.4 billion and access to $1.3 billion in undrawn committed bank facilities, providing the Company with $2.7 billion of total liquidity. Total debt outstanding as of March 31, 2012 was $2.1 billion.

Credit Ratings Upgrades

In the first quarter of 2012, Delphi’s corporate credit ratings were raised to ‘BB+’ from ‘BB’ by Standard and Poor’s, and to Ba1 from Ba2 by Moody’s Investor Services, both with a stable rating outlook. This reflects continued progress toward the Company’s goal of achieving an investment grade credit rating.

Q2 2012 and Full Year 2012 Outlook

The Company’s Q2 2012 and full year financial guidance reflects a significant strengthening of the U.S. dollar, which negatively impacts year over year comparisons. The Company’s Q2 and full year financial guidance continues to reflect an estimated average exchange rate of $1.30 per Euro, as compared to the average exchange rate for Q2 2011 and full year 2011 of $1.44 per Euro and $1.39 per Euro, respectively.

	Q2	Previous	Current
(dollars in millions)	2012	Full Year 2012	Full Year 2012
Revenue	$4,025 - $4,100	$16,200 - $16,500	$16,200 - $16,500
Earnings Per Share	$0.87 - $0.99	$3.44 - $3.69	$3.63 - $3.85
EBITDA	$540 - $580	$2,150 - $2,250	$2,175 - $2,250
EBITDA Margin	13.4% - 14.1%	13.3% - 13.6%	13.4% - 13.6%

Our revised full year earnings per share guidance reflects an increased outlook for operating earnings, including reduced depreciation, partially offset by increased variable accounting impacts of the Company’s 2010 Long-Term Incentive Plan. Full year operating cash flow is expected to be approximately $1.75 billion, and full year cash flow before financing is expected to be approximately $1.0 billion, which includes $750 million of estimated capital expenditures. The Company estimates a full year tax rate of approximately 19%. Quarterly tax rates can be affected by the geographic mix of pretax earnings as well as the timing of discrete tax items. The second quarter effective tax rate is estimated to be 21% - 23% resulting from the anticipated geographic mix of pretax earnings and the timing of future tax planning initiatives.

Conference Call and Webcast

The Company will host a conference call to discuss these results at 9:00 a.m. (ET) today, which is accessible by dialing 888.486.0553 (US domestic) or 706.634.4982 (international) or through a webcast at http://delphi.com/investors. The conference ID number is 70623405. A slide presentation will accompany the prepared remarks and has been posted on the investor relations section of the Company's website. A replay will be available two hours following the conference call.

Use of Non-GAAP Financial Information

This press release contains information about Delphi’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

About Delphi

Delphi is a leading global supplier of electronics and technologies for automotive, commercial vehicle and other market segments. Operating major technical centers, manufacturing sites and customer support facilities in 30 countries, Delphi delivers real-world innovations that make products smarter and safer as well as more powerful and efficient. Connect to innovation at www.delphi.com.

FORWARD-LOOKING STATEMENTS

This press release, as well as other statements made by Delphi Automotive PLC (“Delphi” or the “Company”), contain forward-looking statements that reflect, when made, the Company’s current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, which may cause the actual results of the Company to be materially different from any future results, express or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or the Company’s strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: global economic conditions, including conditions affecting the credit market, the cyclical nature of automotive sales and production; the potential disruptions in the supply of and changes in the competitive environment for raw material integral to our products; the Company’s ability to maintain contracts that are critical to its operations; the ability of the Company to attract, motivate and/or retain key executives; the ability of the Company to avoid or continue to operate during a strike, or partial work stoppage or slow down by any of its unionized employees or those of its principal customers, and the ability of the Company to attract and retain customers. Additional factors are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s filings with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. It should be remembered that the price of the ordinary shares and any income from them can go down as well as up. Delphi disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events and/or otherwise, except as may be required by law.

DELPHI AUTOMOTIVE PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts; unaudited)

	Three Months Ended
	March 31,
	2012	2011

Net sales	$4,092	$3,997

Operating expenses:
Cost of sales	3,373	3,353
Selling, general and administrative	228	205
Amortization	21	18
Restructuring	6	9
Total operating expenses	3,628	3,585

Operating income	464	412
Interest expense	(35)	(6)
Other income, net	7	3

Income before income taxes and equity income	436	409
Income tax expense	(77)	(116)

Income before equity income	359	293
Equity income, net of tax	4	17

Net income	363	310
Net income attributable to noncontrolling interest	21	19
Net income attributable to Delphi	$342	$291

Diluted earnings per share attributable to Delphi	$1.04	$0.42
Weighted average number of diluted shares outstanding	328.47	686.99

DELPHI AUTOMOTIVE PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	March 31,
	2012	December 31,
	(unaudited)	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,412	$1,363
Restricted cash	13	9
Accounts receivable, net	2,854	2,459
Inventories	1,137	1,054
Other current assets	600	616
Total current assets	6,016	5,501

Long-term assets:
Property, net	2,403	2,315
Investments in affiliates	209	257
Intangible assets, net	580	596
Other long-term assets	480	459
Total long-term assets	3,672	3,627

Total assets	$9,688	$9,128

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term debt	$89	$107
Accounts payable	2,469	2,397
Accrued liabilities	1,330	1,208
Total current liabilities	3,888	3,712

Long-term liabilities:
Long-term debt	1,996	1,996
Pension benefit obligations	694	674
Other long-term liabilities	465	575
Total long-term liabilities	3,155	3,245

Total liabilities	7,043	6,957

Total Delphi shareholders' equity	2,162	1,688
Noncontrolling interest	483	483
Total shareholders' equity	2,645	2,171
Total liabilities and shareholders' equity	$9,688	$9,128

DELPHI AUTOMOTIVE PLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions; unaudited)

	Three Months Ended
	March 31,
	2012	2011
Cash flows from operating activities:
Net income	$363	$310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	114	117
Deferred income taxes	3	2
Income from equity method investments, net of dividends received	21	(9)
Other, net	9	(1)
Changes in operating assets and liabilities:
Accounts receivable, net	(395)	(487)
Inventories	(83)	(100)
Accounts payable	201	271
Other, net	74	70
Pension contributions	(14)	(17)
Net cash provided by operating activities	293	156

Cash flows from investing activities:
Capital expenditures	(260)	(181)
Maturity of time deposits	-	550
Proceeds from sale of property / investments	3	47
Acquisition of minority held shares	(16)	(5)
Dividends from equity method investments in excess of earnings	37	-
Other, net	(4)	22
Net cash (used in) provided by investing activities	(240)	433

Cash flows from financing activities
(Decrease) increase in short and long-term debt, net	(18)	2,353
Dividend payments of consolidated affiliates to minority shareholders	(5)	-
Redemption of membership interests	-	(4,557)
Net cash used in financing activities	(23)	(2,204)

Effect of exchange rate fluctuations on cash and cash equivalents	19	29

Increase (decrease) in cash and cash equivalents	49	(1,586)
Cash and cash equivalents at beginning of period	1,363	3,219
Cash and cash equivalents at end of period	$1,412	$1,633

DELPHI AUTOMOTIVE PLC
FOOTNOTES
(unaudited)

1. Segment Summary
	Three Months Ended
	March 31,
(in millions)	2012	2011	%

Net sales
Electrical/Electronic Architecture	$1,730	$1,613	7%
Powertrain Systems	1,264	1,237	2%
Electronics and Safety	741	762	(3)%
Thermal Systems	419	449	(7)%
Eliminations and Other (a)	(62)	(64)
Net sales	$4,092	$3,997

EBITDA
Electrical/Electronic Architecture	$247	$240	3%
Powertrain Systems	200	132	52%
Electronics and Safety	98	105	(7)%
Thermal Systems	33	52	(37)%
Eliminations and Other (a)	-	-
EBITDA	$578	$529

(a) Eliminations and Other includes the elimination of inter-segment transactions.

2. Weighted Average Number of Diluted Shares Outstanding

The Company has calculated weighted average number of diluted shares outstanding giving retrospective effect to our corporate conversion (exchange of membership interests for ordinary shares and consummation of the initial public offering). The impact of these transactions on the weighted average number of diluted shares outstanding for the three months ended March 31, 2011 follows:

	Three Months Ended
	March 31,
(in millions, except per share amounts)	2012	2011
Weighted average ordinary shares outstanding as a result of the IPO offering	n/a	328.24
Redemption of the Class A & C membership interests	n/a	349.21
Repurchase of Class B membership interests	n/a	9.54
Weighted average number of diluted shares outstanding for the period	328.47	686.99

Net income attributable to Delphi	$342	$291
Diluted earnings per share	$1.04	$0.42

DELPHI AUTOMOTIVE PLC
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In this press release the Company has provided information regarding certain non-GAAP financial measures, including "EBITDA" and "cash flow before financing". Such non-GAAP financial measures are reconciled to their closest GAAP financial measure in the schedules below.

EBITDA: EBITDA is presented as a supplemental measure of the Company's performance which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions. EBITDA is defined as net income (loss) before depreciation and amortization (including long-lived asset and goodwill impairment), interest expense, other income (expense), net, income tax expense and equity income (loss), net of tax. Not all companies use identical calculations of EBITDA therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2012 guidance was determined using a consistent manner and methodology.

Consolidated EBITDA
		Three Months Ended
		March 31,
(in millions)		2012	2011

Net income attributable to Delphi		$342	$291
Income tax expense		77	116
Interest expense		35	6
Other income, net		(7)	(3)
Noncontrolling interest		21	19
Equity income, net of tax		(4)	(17)
Operating income		464	412
Depreciation and amortization		114	117
EBITDA		$578	$529

Segment EBITDA
(in millions)
	Electrical/
Three months ended	Electronic	Powertrain	Electronics	Thermal	Eliminations
March 31, 2012:	Architecture	Systems	and Safety	Systems	and Other	Total

Operating income	$211	$156	$76	$21	$-	$464
Depreciation and amortization	36	44	22	12	-	114
EBITDA	$247	$200	$98	$33	$-	$578

	Electrical/
Three months ended	Electronic	Powertrain	Electronics	Thermal	Eliminations
March 31, 2011:	Architecture	Systems	and Safety	Systems	and Other	Total

Operating income	$208	$85	$78	$41	$-	$412
Depreciation and amortization	32	47	27	11	-	117
EBITDA	$240	$132	$105	$52	$-	$529

Cash flow before financing: Cash flow before financing is presented as a supplemental measure of the Company's liquidity which is consistent with the basis and manner in which management presents financial information for the purpose of making internal operating decisions. Cash flow before financing is defined as cash provided by (used in) operating activities plus cash provided by (used in) investing activities, adjusted for maturities of time deposits and costs associated with the initial public offering (IPO). Not all companies use identical calculations of cash flow before financing therefore this presentation may not be comparable to other similarly titled measures of other companies. The Company's 2012 guidance was determined using a consistent manner and methodology.

			Three Months Ended
			March 31,
(in millions)			2012	2011
Cash flows from operating activities:
Net income			$363	$310
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization			114	117
Working capital			(277)	(316)
Pension contributions			(14)	(17)
Other, net			107	62
Net cash provided by operating activities			293	156

Cash flows from investing activities:
Capital expenditures			(260)	(181)
Maturity of time deposits			-	550
Other, net			20	64
Net cash (used in) provided by investing activities			(240)	433

Adjustment for maturities of time deposits			-	(550)

Cash flow before financing			$53	$39

CONTACT:
Delphi Automotive
INVESTOR CONTACT:
Eric Creech – 248.813.2498
eric.j.creech@delphi.com
or
MEDIA CONTACT:
Lindsey Williams - 248.813.2528
lindsey.c.williams@delphi.com